UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2014

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Disposition of 601 Tower at Carlson Center
On February 3, 2011, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBSII 601 Tower, LLC (the “Owner”), purchased a 15-story office building containing 288,458 rentable square feet (“601 Tower at Carlson Center”). 601 Tower at Carlson Center is located at 601 Carlson Parkway in Minnetonka, Minnesota on approximately 2.3 acres of land.
On April 28, 2014, the Owner entered into a purchase and sale agreement and escrow instructions (the “Agreement”) for the sale of 601 Tower at Carlson Center to Artis US Holdings II LP (the “Purchaser”), the wholly owned subsidiary of Artis Real Estate Investment Trust, a purchaser unaffiliated with the Company or its advisors. Pursuant to the Agreement, the sale price for 601 Tower at Carlson Center is $75.0 million. As of May 27, 2014, the Company’s cost basis in 601 Tower at Carlson Center, which includes the initial purchase price plus capital expenditures since acquisition of $3.4 million and acquisition fees and expenses, was $58.4 million.
There can be no assurance that the Company will complete the sale of 601 Tower at Carlson Center. The Purchaser would be obligated to purchase 601 Tower at Carlson Center only after satisfaction of agreed upon closing conditions. In some circumstances, if the Purchaser fails to complete the acquisition, it may forfeit up to $3.0 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: May 27, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer